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Exhibit 10.36

ASSET PURCHASE AGREEMENT

By and Among

CRAIG J. BERRY,

KIM R. BERRY,

DERMAL SCIENCES, INC.

and

ACUPAC PACKAGING, INC.

September 6, 2001

4.7	Further Assurances.	16
4.8	Management Equity Purchase.	16
4.9	Reimbursement for Facility Lease.	16
ARTICLE V CONDITIONS OF CLOSING		16
5.1	Conditions of Obligations of Purchaser.	16
	(a) Representations and Warranties; Performance of Obligations.	16
	(b) Certificate and Deliveries by Seller.	17
	(c) No Injunction.	17
	(d) Financing.	17
	(e) Other Consents.	17
	(f) Instruments of Transfer.	17
	(g) Employment and Non-Competition Agreement.	17
	(h) Opinion of Counsel to Seller and Company.	17
	(i) Due Diligence.	17
	(j) No Material Adverse Change.	17
	(k) Schedules.	17
	(l) Escrow.	17
5.2	Conditions of Obligations of Seller.	17
	(a) Representations and Warranties; Performance of Obligations.	17
	(b) Certification by Purchaser.	18
	(c) No Injunction.	18
	(d) Ancillary Documents.	18
	(e) Opinion of Counsel to Purchaser.	18
	(f) Purchase Price.	18
ARTICLE VI CLOSING DATE AND TERMINATION OF AGREEMENT		18
6.1	Closing Date	18
6.2	Termination of Agreement	18
6.3	Effect of Termination	18
ARTICLE VII INDEMNIFICATION		19
7.1	Indemnification by Seller.	19
7.2	Indemnification by Purchaser.	20
7.3	Indemnity for Taxes, Environmental Matters, and Patent Infringement Claims.	20
7.4	Survival of Representations and Warranties; Reliance.	21
7.5	Payments from Escrow.	21
7.6	Indemnification Exclusive.	21
ARTICLE VIII MISCELLANEOUS		21
8.1	Further Actions.	21
8.2	Expenses.	22
8.3	Entire Agreement.	22
8.4	Descriptive Headings.	22
8.5	Notices.	22
8.6	Governing Law.	22
8.7	Assignability.	23
8.8	Waivers and Amendments.	23
8.9	Third Party Rights.	23
8.10	Public Announcements.	23
8.11	Counterparts.	23

APPENDIX A—Definitions
Affiliate	1
Business Day	1
Affiliate	1
Encumbrance	1
Funded debt	1
GAAP	1
Governmental Entity	1
Indebtedness	1
Independent accountants	1
Knowledge	1
Material Adverse Effect	1
Person	1
Purchaser's Accountants	1
Seller's Accountants	1
Subsidiary	2
Tax	2
Other Definitions	2

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT is dated as of September 6, 2001 (this "Agreement") by and among ACUPAC PACKAGING, INC., a New Jersey corporation ("Purchaser"), CRAIG J. BERRY, KIM R. BERRY, and DERMAL SCIENCES, INC., a Delaware corporation ("Company"; collectively with Kim and Craig Berry, the "Sellers"). Capitalized terms not otherwise defined in this Agreement are used as defined in Appendix A hereto.

W I T N E S S E T H:

        WHEREAS, Company is engaged in the business of providing manufacturing and packaging services with respect to certain cosmetic and pharmaceutical patches, and other related services (the "Business");

        WHEREAS, Company and Purchaser have previously entered into a separate joint marketing arrangement in April 2001 (the "Marketing Agreement"), pursuant to which Purchaser gave Company a deposit of Five Hundred Thousand Dollars ($500,000)(the "Marketing Deposit");

        WHEREAS, the Marketing Agreement provides that the Marketing Deposit shall be credited against the purchase price paid by Purchaser at the closing of the transactions contemplated by this Agreement, at which time the Marketing Agreement shall terminate;

        WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to acquire from Sellers, substantially all of the assets of the Business, including assets of Company and certain assets owned by Craig and Kim Berry for the benefit of Company in connection with the Business, upon the terms and conditions set forth below;

        WHEREAS, Sellers expect to benefit from the consummation of the transactions contemplated hereby and, to induce Purchaser to enter into this Agreement, and hereby agrees to be bound by the terms and provisions in this Agreement.

        NOW, THEREFORE, in consideration of the mutual benefits to be derived, and the representations, warranties, conditions and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL

        1.1    Purchase of Assets.    On the Closing Date (as defined below), subject to and upon the terms and conditions contained herein, Sellers shall sell, transfer, convey, assign and deliver to Purchaser and Purchaser shall purchase and acquire from Sellers, free and clear of all Encumbrances (except those assets which are encumbered pursuant to a lease), good, valid and marketable title in and to all of the assets of the Business (except for the Excluded Assets (as hereinafter defined)), including without limitation, the assets, properties and rights used in or for the Business or necessary to operate the Business, wherever located and whether or not reflected on Company's books and records, including without limitation the assets described below (collectively, the "Purchased Assets"):

          (a)  All customer, supplier and mailing lists, files, correspondence, databases and similar information relating to the Business, and the customers of the Business (collectively, the "Customers"), including but not limited to all related information stored on Sellers' computer systems and diskettes relating thereto;

          (b)  All of Company's rights and interests under any manufacturing and/or supply contracts, guaranties, instruments, commitments, or other understandings or arrangements, whether written or oral, attributable or relating to the Business which are to be assumed by Purchaser (collectively, the "Assumed Contracts"), as more specifically described in the General Bill of Sale and

  Assignment and Assumption Agreement of even date herewith, a form of which is attached hereto as Exhibit 1 (the "Bill of Sale");

          (c)  All of Company's licenses, permits, approvals, orders, authorizations, rights or privileges of any nature granted, issued, approved or allowed by any federal, foreign, state, or local governmental body, administrative agency or regulatory authority, relating to or for the benefit of the Business, which may be transferred to Purchaser, as described on Schedule 2.8;

          (d)  All goodwill and general intangibles relating to the Business, including without limitation Company's internet domain name, as more fully described on Schedule 2.12;

          (e)  All of Company's inventory, raw materials, work in process, finished goods, and supplies, as more fully described on Schedule 2.19 hereto;

          (f)    Originals or, at Sellers' option, true and correct copies of all business and financial records, Tax information, files, books and form contracts specifically relating to the Purchased Assets described in the other clauses of this Section 1.1 or to the Assumed Liabilities, including, but not limited to, books and records which reflect the principal terms of each Assumed Contract;

          (g)  All items of furniture, fixtures, leasehold improvements, equipment, computers, computer software, photocopy machines and office supplies, whether owned or leased by Sellers, and used in connection with the Business, all of which are listed on Schedule 2.6 (the "Furniture & Equipment");

          (h)  All trade accounts receivable due to Company relating to the Business existing on 11:59 p.m., New York time, on the day prior to the Closing Date (the "Accounts Receivable");

          (i)    All payments received by Dermal from Fleet Capital Corporation ("Fleet") in respect of the equipment being manufactured in England for Line #3 for the Fleet Lease (defined below), which payments will be remitted to the manufacturer according to Dermal's payment schedule; and

          (j)    All other items of personal property, other than the Excluded Assets, which are used by Sellers in connection with the Business, to the extent that Sellers have any rights or interests therein.

        1.2    Excluded Assets.    Sellers are not selling, assigning, transferring or conveying to Purchaser and Purchaser is not purchasing the cash of the Business, shareholder or employee receivables, or any other asset set forth on Schedule 1.2 (the "Excluded Assets").

        1.3    Liabilities Assumed by Purchaser.    Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by Sellers herein, effective as of the Closing Date, Purchaser shall assume and be obligated pursuant to this Agreement to pay when due, perform, or discharge only the debts, claims, liabilities, obligations, and expenses described on Schedule 1.3, including the following (collectively, the "Assumed Liabilities"):

          (i)    (a) trade accounts payable and accrued expenses of the Business that are in existence as of 11:59 p.m. New York time on the day prior to the Closing Date and are either reflected on the Financial Statements or, if incurred after the date of the Financial Statements, are incurred in compliance with this Agreement (except for the payables which are specifically excluded, as further described on Schedule 1.4) (the "Accounts Payable"); and (b) executory obligations arising from the Business which are not included in the financial statements of the Business and which (A) are incurred under an Assumed Contract for the sale or purchase of goods or services related to the Business, (B) are to be performed after the Closing Date, or (C) if incurred after the date of this Agreement, are incurred in compliance with this Agreement; provided, however, that Purchaser shall not assume any (x) accrued legal costs or expenses related to any Excluded Liabilities,

  (y) obligations arising from any contracts, instruments, agreements, commitments or other understandings or arrangements attributable or relating to the Business, the rights to which are not, for any reason, assigned to Purchaser as required pursuant to the terms of this Agreement, and (z) obligations which arise as a result of or in connection with a breach or default by Sellers under any of the Assumed Contracts or a violation of any law, rule or public policy which occurred on or prior to the Closing Date;

          (ii)  all Taxes accrued after the Closing Date in connection with the ownership of the Purchased Assets and the operation of the Business after the Closing Date;

          (iii)  all obligations of Sellers arising after the Closing Date under that certain Lease Agreement with Fleet relating to the Line #3 equipment for use in the Business (the "Fleet Lease"); and

          (iv)  all obligations of the Business arising after the Closing Date in connection with the Assumed Contracts, Purchaser's ownership of the Purchased Assets and operation of the Business after the Closing Date, except to the extent that such obligations arose out of the failure of Sellers to comply with, or any violations of, any laws or regulations, of any nature or kind, prior to the Closing.

        1.4    Excluded Liabilities.    Except as set forth in Section 1.3 or any other express provision of this Agreement, Purchaser shall not assume or otherwise become obligated pursuant to this Agreement to pay when due, perform or discharge any debts claims, liabilities, obligations, damages or expenses of the Sellers or the Business, whether known or unknown, contingent or absolute, arising on or prior to the Closing Date, including but not limited to (i) liability for any Taxes of the Business relating to periods ended on or prior to the Closing Date, including without limitation withholding taxes; (ii) liabilities arising out of or relating to the Assumed Contracts relating to periods ended on or prior to the Closing Date; (iii) product liability or warranty claims relating to products sold on or prior to the Closing Date; (iv) accrued liabilities of Company relating to its employees, including but not limited to accrued salaries and vacation pay; (v) liabilities arising out of or relating to Company's employment practices; (vi) the trade payables specifically described on Schedule 1.4; and (vii) any other obligation relating to or arising out of the operation of the Business, or the Purchased Assets, on or prior to the Closing Date (the "Excluded Liabilities").

        1.5    Purchase Price and Payment Terms.

          (a)  For the Purchased Assets, Purchaser shall (i) assume the Assumed Liabilities, (ii) pay to Sellers Three Million Five Hundred Thousand Dollars ($3,500,000), adjusted pursuant to Section 1.7 below, in cash (the "Cash Purchase Price"), (iii) pay the Earn-Out Payment (described in Section 1.8, if applicable). The Cash Purchase Price shall be estimated at the Closing (as described, in Section 1.7(b)), and, less the Marketing Deposit and the Escrow Deposit, paid at Closing (the "Closing Date Payment").

          (b)  Purchaser shall also pay to Sellers on the Closing Date (i) One Thousand Dollars ($1,000) as a prepayment on all lease payments remaining under the current term of the lease by and between Company and Campus Office Park Associates LLC (the "Campus Lease Payment"), and (ii) Twenty Thousand Dollars ($20,000.00) (the "Facility Payment") as a prepayment against lease payments remaining under the current term of the lease by and between Company and CT Associates, LLC, for the real property located at 1525 Kings Highway East, Fairfield, Connecticut (the "Facility Lease"; the "Premises").

        1.6    Allocation of Purchase Price.    The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 1.6 hereto. Each party agrees that it will not in its tax returns or elsewhere take a position inconsistent with the purchase price allocations provided for in this Section (the "Allocations").

        1.7    Adjustments to Purchase Price.

    (a) (i) The Company's total net assets at Closing (the "Total Net Assets") shall be computed on the basis that all Funded Debt and all cash are excluded and that all Inventory which is more than 60 days old has been written off, except for any such Inventory that is subject to a valid customer order requiring delivery within 90 days following the Closing. If the Total Net Assets at Closing are greater than $426,798.00 the Purchase Price shall be increased by the amount of such excess; if the Total Net Assets are less than $426,798.00, the Purchase Price shall be reduced by the amount of the shortfall (the "Net Assets Adjustment").

            (ii)  The Purchase Price shall be further decreased by the amount of Funded Debt to be paid or assumed by Purchaser on the Closing Date, (except that the Purchase Price shall not be adjusted for the Fleet Lease) (the "Working Capital Adjustment").

            (iii)  The total net adjustment to the Purchase Price after both the Net Assets Adjustment and the Working Capital Adjustment shall be referred to as the "Adjustment Amount".

          (b)  Sellers shall, in good faith, prepare and deliver to Purchaser at least three (3) Business Days prior to the Closing an estimated unaudited balance sheet of Company as of the Closing Date adjusted to exclude all Funded Debt (the "Closing Balance Sheet") and a computation of the estimated Adjustment Amount. The Closing Balance Sheet and the computation of the estimated Adjustment Amount shall be prepared from the Company's books and records in accordance with GAAP applied on a basis consistent with the Company's May 31, 2001 balance sheet, adjusted to exclude Funded Debt, and shall fairly present the Company's total net assets after repayment of all Funded Debt. This estimated Adjustment Amount shall be used to compute the Closing Date Payment.

          (c)  Purchaser's Accountants shall, at Purchaser's expense, review the Closing Balance Sheet and the estimated Adjustment Amount and shall, within forty-five (45) days after the Closing Date, deliver to Purchaser a final Closing Balance Sheet (the "Final Balance Sheet"), along with a report concerning the computation of the final Adjustment Amount. The Final Balance Sheet shall be prepared from, and the computation of the final Adjustment Amount shall be based on, the books and records of Company in accordance with GAAP applied on a basis consistent with the Company's May 31, 2001 balance sheet. All parties shall cooperate fully and completely in responding to questions and requests for information submitted by Purchaser's Accountants in connection with the preparation of the Final Balance Sheet and the report concerning the computation of the final Adjustment Amount and, with reasonable prior notice, provide them with full access to all books and records of Company to the extent related to the preparation of the Final Balance Sheet or the computation of the final Adjustment Amount.

          (d)  Sellers' Accountants shall have the longer of thirty (30) days following the delivery of the Final Balance Sheet or forty-five (45) days following the Closing in which to review such Final Balance Sheet and the computation of the final Adjustment Amount at Sellers' expense, and if, in Sellers' Accountants' reasonable judgment, the Final Balance Sheet does not fairly present the Company's financial position as of the Closing Date or the computation of the final Adjustment Amount is not correct, then Seller shall, within such 30-day period or 45-day period, as the case may be, deliver to Purchaser and Purchaser's Accountants a proposed modification to the Final Balance Sheet, or the final Adjustment Amount in writing (the "Seller Adjustment Request") setting forth (i) the amount of the proposed modification (ii) the item or items to which such proposed modification relates, and (iii) the facts and circumstances supporting the reasonableness and propriety of such modification provided, however, that no proposed modification shall be delivered to Purchaser or Purchaser's Accountants under this Section 1.7(d) unless, and then only to the extent that, the aggregate of all modifications proposed under this Section 1.7(d) exceed $10,000 on a net basis. Purchaser shall cause Purchaser's Accountants and Seller shall cause

  Sellers' Accountants to use their best efforts for fifteen (15) days after any proposed modifications to agree upon the Final Balance Sheet or the Adjustment Amount. Upon the expiration of such 15-day period, any party may submit in writing for resolution to an independent accounting firm, jointly selected by Sellers' Accountants and Purchaser's Accountants (the "Independent Accountants"), any dispute with respect to the Final Balance Sheet, or the computation of the Adjustment Amount which has not been resolved. As promptly as practicable, but in no event later than 30 days, after such submission, the parties shall cause their accountants to deliver to the Independent Accountants written submissions in support of their respective positions with respect to such dispute and shall direct the Independent Accountants to resolve such dispute based solely on such written submissions without any independent investigation of Company's books and records. The costs of the Independent Accountants with respect to the Final Balance Sheet or the computation of the Adjustment Amount shall be divided equally between Purchaser, on the one hand, and Sellers, on the other hand. The decision of the Independent Accountants with respect to the Final Balance Sheet or the computation of the Adjustment Amount shall be final and binding on each of the parties hereto.

          (e)  If the final adjusted Purchase Price is greater than the estimated Purchase Price paid at Closing, then Purchaser shall, within five (5) Business Days following the final determination of the Purchase Price, pay by wire transfer of immediately available funds to such account as will have been designated by Sellers in writing an amount equal to the difference between the final adjusted Purchase Price and the estimated Purchase Price. If the final adjusted Purchase Price is less than the estimated Purchase Price paid at Closing, then Sellers shall, within five (5) Business Days following the final adjustment of the audited Closing Balance Sheet, pay by wire transfer of immediately available funds to such account as will have been designated by Purchaser in writing an amount equal to the difference between the estimated adjusted Purchase Price and the final adjusted Purchase Price. If Sellers do not remit any funds due Purchaser in accordance with this Section 1.7(e), Purchaser shall be entitled to payment of such funds from the Escrow Deposit, in accordance with the terms of the Escrow Agreement (as defined in Section 1.9, below).

        1.8    Earn-Out Payment.    Sellers shall be entitled to an additional payment (the "Earn-Out Payment") of up to $750,000 based upon Fill Fees and the Gross Profit Ratio for the years 2002, 2003 and 2004. The Earn-Out Payment shall be computed and paid as described on Exhibit 2. Within thirty (30) days of the delivery of audited financial statements for Purchaser and its subsidiaries for each of the years ended December 31, 2002, 2003 and 2004, Purchaser shall deliver to Sellers a computation of the Earn-Out Payment. If Sellers accept such computation, they shall notify Purchaser in writing and Purchaser shall pay the Earn-Out Payment within five (5) Business Days of receipt of Sellers' acceptance, by wire transfer to such account(s) as Sellers shall identify in the notice of acceptance. If Sellers dispute such computation, they shall notify Purchaser in writing and the procedures in Section 1.7(d) shall be followed. Purchaser shall pay the Earn-Out Payments, if any, upon final determination of the Earn-out Payments. Any date on which Purchaser shall pay Sellers an Earn-Out Payment, as determined in accordance with this Section 1.8, shall be a "Payment Date".

        1.9    Set-off and Escrow.    Purchaser may set off against the Earn-Out Payment, if any, any unpaid amounts due Purchaser pursuant to Section 1.7 or any amounts due pursuant to Article 7. In addition, on the Closing Date, Purchaser shall be held to pay to Robert W. Baird and Co. (the "Escrow Agent") the sum of Four Hundred Thousand Dollars ($400,000) (the "Escrow Deposit") which shall secure the payment by Sellers of any adjustments due Purchaser under Section 1.7 and the indemnity obligations of Sellers under Article 7 and shall be held and released as provided in an escrow agreement, a form of which is attached hereto as Exhibit 3 (the "Escrow Agreement"). The Escrow Agreement shall provide, among other things, that amounts held in escrow shall be released on the second anniversary of the Closing Date to the extent not needed to satisfy claims pending on such date.

        1.10    Taxes.    Purchaser will pay all sales and use taxes and transfer taxes, if any, applicable to the transfer of the Purchased Assets and the assumption of the Assumed Liabilities provided for by this Agreement. Purchaser, on the one hand, and Sellers, on the other hand, shall each pay their respective portions, prorated as of the Closing Date, of state and local real and personal property taxes with respect to the Purchased Assets.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers, other than Kim Berry, hereby jointly and severally represent and warrant to Purchaser as follows (provided that Kim Berry shall also make the representations and warranties in Sections 2.2, 2.3, individually and with respect to herself only, and in 2.12, jointly and severally with the other Sellers, only with respect to the patent application that she jointly owns with Craig Berry):

        2.1    Organization.    Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Company has made a valid election under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"). Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of its conduct of its business, and where the failure to be so qualified would have a Material Adverse Effect. Company has no Subsidiaries.

        2.2    Authorization.    The execution and delivery of this Agreement by Company and the performance of its obligations hereunder have been duly authorized by the directors and the stockholder of Company and no other corporate action or approval by Company is necessary for the execution, delivery or performance of this Agreement by Company. This Agreement has been duly executed and delivered by Sellers and is a valid and binding obligation of Sellers, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

        2.3    No Conflict.    Neither the execution and delivery of this Agreement by any Seller nor the consummation of the transactions contemplated hereunder nor the fulfillment by any Seller of any of its terms will, except as described on Schedule 2.3:

          (a)  conflict with or result in a breach by any Seller of, or constitute default by it under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement involving $25,000 or more, or any other material contract, arrangement or agreement to which any Seller is a party or to which any material portion of the assets of Company is subject, the Certificate of Incorporation or Bylaws of Company, or any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects any Seller, or materially affects the ability of Company to conduct its business, or of any Seller to own or convey its assets;

          (b)  result in the creation or imposition of any lien, charge or Encumbrance of any nature whatsoever upon any material portion of the assets of Company or which materially affects the Company's ability to conduct its business as conducted prior to the date of this Agreement; or

          (c)  cause a loss or adverse modification of any permit, license, or other authorization granted by a Governmental Entity to or otherwise held by Company which is necessary or materially useful to Company's business.

Except for this Agreement, no Seller has any legal obligation, absolute or contingent, to any other Person to sell any capital stock, the business, or substantially all of the assets of Company or to effect any merger, consolidation or other reorganization of Company or to enter into any agreement with respect thereto.

        2.4    Financial Statements.

          (a)  Sellers have delivered to Purchaser the compiled balance sheets of Company as for the years ended December 31, 1997, 1998, 1999, and 2000, and the related statements of income and retained earnings and cash flows for the fiscal years then ended, and the compiled balance sheets and related statements of income and retained earnings and cash flow for the six-month period ended June 30, 2001 (the "Financial Statements"). Except as set forth in Schedule 2.4, the Financial Statements are prepared in accordance with GAAP consistently applied as at the dates and for the periods covered thereby (except that the May 31, 2001 statements are subject to year-end adjustments and are not accompanied by footnote disclosures), present fairly in all material respects the financial position and results of operations and cash flows of Company as of the dates and for the periods then ended, are in agreement with the books and records of Company in all material respects, and contain and reflect adequate reserves, in accordance with GAAP, for all reasonably anticipated losses, costs and expenses.

          (b)  Except as set forth in Schedule 2.4 hereto, Company has no liabilities or obligations, either accrued, contingent or otherwise, which, individually or in the aggregate, are material to Company, and which have not been reflected in the Financial Statements. Except as set forth in the Financial Statements or Schedule 2.4 hereto, there are no facts known to any Seller or any other reasonable legal basis known to the Company or any Seller which any Seller has recognized as reasonably likely to give rise to any material claims against or liabilities or obligations of Company.

          (c)  Company has, in accordance with good business practices, maintained complete and accurate books and records, including financial records which fairly present its financial condition in all material respects and correct records of all its material corporate proceedings.

        2.5    Absence of Certain Facts or Events.    Except as listed on Schedule 2.5, since December 31, 2000 there has not been:

          (a)  any material damage, destruction or loss to the assets or business of Company, whether covered by insurance or not;

          (b)  any increase in the compensation payable or to become payable by Company to any employee, officer or director whose year 2000 annual remuneration exceeded $40,000, or in the coverage or benefits under any bonus, insurance, pension or other Benefit Plan (excluding annual length-of-service and similar adjustments to the benefits of individual participants);

          (c)  any sale, assignment or transfer of any contractual rights, claims or other assets of Company valued at more than $5,000 individually, or more than $25,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

          (d)  any mortgage, pledge, or other lien placed on Company assets to secure debt, or Encumbrance placed on assets of the Company which would prevent or materially limit the use, modification or sale of an asset valued at $25,000 or more;

          (e)  the incurrence of any obligation or liability of Company as a result of borrowed money (except pursuant to existing credit agreements) or any capital expenditure in either case, in excess of $25,000 and not described as planned or contemplated on Schedule 2.5, or, any commitment to borrow money entered into by Company, or any increase in any loans made or agreed to be made by Company;

          (f)    any failure to pay or perform any obligation of Company involving more than $25,000 as, when and to the extent due other than pursuant to a good faith defense or right of setoff;

          (g)  any intentional or, to the knowledge of any Seller, other waiver of any rights of substantial value to Company or any amendment or termination of any agreement to which Company is a party which materially adversely affects, or is reasonably likely to materially adversely affect, the Company's results of operations or its financial condition;

          (h)  any material transaction entered into or consummated by Company, except in the ordinary course of business consistent with past practice;

          (i)    any material addition to or modification of the Benefit Plans of Company or other arrangements or practices affecting personnel of Company (other than extensions of coverage thereunder to employees of Company who became eligible after December 31, 2000 in accordance with the terms of such Benefit Plans);

          (j)    any notice, from any customer of Company identified on Schedule 2.18, that such customer anticipates its annual purchases from Company to decrease in any material respect as compared to year 2000 purchases; or

          (k)  any material adverse change or material casualty loss affecting the Business, Purchased Assets, Company or its financial condition, or any material adverse change in the financial performance of Company.

        2.6    Property, Leases and Liens.

          (a)  Schedule 2.6 hereto accurately sets forth as of August 31, 2001, all owned or leased real properties and all items of Furniture & Equipment, and other personal property of Company having an individual book value in excess of $5,000 which are used or necessary for the conduct of the Business in accordance with past practice (the "Properties") and contains with respect to each of the Properties a list of all leases, franchises and similar agreements creating, or materially modifying or altering rights to such Property, including zoning or use restrictions, and all Indebtedness secured by any Encumbrance on any such Property, specifying the nature thereof and the holder of such Indebtedness. The agreements, contracts and commitments listed in Schedule 2.6 are in full force and effect without any material default, waiver or indulgence thereunder by Company or by any other party thereto. Except as noted on Schedule 2.6, Company and/or Sellers have good and marketable title to all Properties and other assets of Company used in the Business, in each case, free and clear of all Encumbrances of any nature whatsoever.

          (b)  Except as noted on Schedule 2.6, all Properties are in good condition (subject to ordinary wear and tear), have been maintained in accordance with good industry practice and are suitable for the uses for which they are presently being used in the Business.

        2.7    Contracts and Commitments.

          (a)  Except as set forth in Schedule 2.7, Company has no collective bargaining agreements, or any agreements that contain any severance pay liabilities or obligations; employment, consulting or similar agreement, contract or commitment which is not terminable without penalty or cost by Company on notice of thirty (30) days or less, or contains an obligation of Company to pay and/or accrue more than $5,000 individually, or $25,000 in the aggregate, per year; lease of real or personal property having a term in excess of one year or remaining payments of $25,000 or more (as lessor or lessee); note or other evidence of Indebtedness for borrowed money or the deferred Purchase Price of property or services which involves a liability of more than $25,000; agreement of guaranty or indemnification (other than rights of indemnification to which officers, directors, employees and agents of Company may be entitled by reason of the laws of any state, or by the Bylaws or the Articles of Incorporation of Company); agreement, contract or commitment limiting the freedom of Company to engage in any line of business or compete with any Person; agreement, contract or commitment relating to expenditures in excess of $25,000; agreement, contract or commitment relating to the acquisition of assets of, or any interest in, any business enterprise involving individual or aggregate payments in excess of $25,000; or other agreement, contract or commitment (with customers or other Persons) which involves $25,000 or more and is not cancelable without penalty or cost within sixty (60) days. Company has delivered or made available to Purchaser all documents required to be listed on Schedule 2.7.

          (b)  Except as set forth in Schedule 2.7: Company is not in violation of, nor has Company received any claim that it has breached, any of the terms or conditions of any Assumed Contract in such manner as would permit any other party thereto to cancel or terminate the same or impose a fee or charge as a result of such breach, if any such breach or breaches singly or in the aggregate is reasonably likely to have a Material Adverse Effect; each Assumed Contract is in full force and effect in the form delivered to Purchaser and there is no material breach or default by any party thereto; and to the knowledge of Sellers, there are no facts or conditions which have occurred or are, based on facts presently known to exist, anticipated which, through the passage of time or the giving of notice, or both, would constitute a default under any Assumed Contract giving rise to a right to cancel or a claim for damages in excess of $25,000, or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance which is reasonably likely to materially limit the use, modification or sale of any asset of Company and/or the Business valued at more than $25,000.

        2.8    Permits and Authorizations.

          (a)  Schedule 2.8 lists each consent, license, permit, grant or other authorization of a Governmental Entity pursuant to which Company conducts all or a material part of its business or holds any of its material assets (herein collectively called "Authorizations"). All Authorizations are in full force and effect and constitute all Authorizations required to permit Company to operate its assets and conduct its business as such assets and business are presently operated and conducted. The consummation of the transactions contemplated by this Agreement will not, except as disclosed on Schedule 2.8, require any transfer, renewal or notice with respect to any Authorizations. Where permitted, the Sellers will cooperate with Purchaser to cause the Authorizations to be transferred to Purchaser.

          (b)  Schedule 2.8 identifies all Authorizations which materially restrict the present output of Company, which limit the term of possession or operation of any material assets of the Company, or which pertain to environmental discharge.

          (c)  Except as shown on Schedule 2.8, Company has not received in writing, or to the knowledge of any Seller, otherwise, any claim or assertion that it has breached any of the terms or conditions of any Authorizations in such manner as would permit any other Person to cancel, terminate or materially amend any Authorization necessary to permit the continued operation of Company as presently conducted or that any such breach or breaches singly or in the aggregate is reasonably likely to result in a penalty, fine or fee of more than $25,000.

        2.9    No Violations.

          (a)  Except as described on Schedule 2.9 hereto, Company is not in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered (or, with respect to rules and regulations of administrative agencies, known by any Seller to be proposed) by any Governmental Entity in a manner which is reasonably likely to have a Material Adverse Effect.

          (b)  Except for those filings listed on Schedule 2.9 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Seller or Company in connection with the execution, delivery and performance by Seller and Company of this Agreement and the consummation of the transactions contemplated hereby, or the continued operation of Company's business.

        2.10    Proceedings.

          (a)  Schedule 2.10 lists all suits, actions and other legal proceedings and all other controversies, and, to Seller's or Company's Knowledge, governmental investigations, pending against any Seller or as to which any Seller has received any claim or assertion. Except as set forth on Schedule 2.10 hereto, there are no facts which any Seller has recognized as reasonably likely to lead to any additional investigation being conducted or to any other suit, action or legal proceeding.

          (b)  Except as set forth in Schedule 2.10, there is no pending or, to the knowledge of any Seller, threatened claim, action, suit, inquiry, proceeding or investigation by any individual or Governmental Entity in which a product of Company is alleged to have a defect and which is reasonably likely to result in a material claim. As used in this Section 2.10, the term "product" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of Company, including, without limitation, any product sold in the United States by Company as the distributor, agent, or pursuant to any other contractual relationship with a manufacturer, and the term "defect" shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

        2.11    Insurance.    Schedule 2.11 lists all insurance policies owned or maintained by Company, or by any Seller for the benefit of Company, and relating to the Business or the Purchased Assets. Such policies are not Purchased Assets. Each such insurance policy is or was in full force and effect during the period(s) of coverage indicated on Schedule 2.11.

        2.12    Proprietary Information and Rights.    Schedule 2.12 hereto accurately lists all patents, patent applications, patent and know-how licenses, proprietary formulae, trademarks, service marks, trademark registrations and applications, trade names, fictitious business names, computer software, internet domain names, and other intellectual property rights (collectively, "Business Rights") used, or intended for use, by Company in connection with the Business. Schedule 2.12 discloses the identity of each other person which, owns any right, title or interest in and to the Business Rights. No Business Rights conflict with, infringe on or otherwise violate any rights of others, or require payments to be made to any Person, or are subject to any pending or overtly threatened litigation or other adverse claims or infringement by other Persons, except as set forth in Schedule 2.10 or Schedule 2.12. There has been no written, or to the knowledge of any Seller, other claim of infringement by Company of any domestic or foreign patents, trademarks, service marks or copyrights of any other Person.

        2.13    Employee Benefits.

          (a)  Schedule 2.13 sets forth a list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all other profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and other compensation or benefit arrangements maintained or contributed to or required to be contributed to by Company for the benefit of its employees (or former employees) and/or their beneficiaries (collectively, "Benefit Plans").

          (b)  Each Benefit Plan has been maintained and administered in all material respects in accordance with its terms and any related agreements, and with all applicable laws, and Sellers have made all payments and contributions required to be made thereunder

          (c)  All vacation pay, bonuses, commissions, and other emoluments for employees of Company are reflected and have been properly accrued in the financial information provided by Sellers to Purchaser and such accruals are adequate to meet the bona fide claims of employees.

          (d)  There is no contract, agreement or benefit arrangement covering any employee of Company which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended).

          (e)  Company does not maintain any Benefit Plan that provides severance pay or medical benefits to one or more former employees (including retirees), or provides for post-retirement benefits to present or former employees, other than benefits that are required to be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, commonly known as "COBRA", or state law conversion rights.

        2.14    Employment Laws.    Except as shown on Schedule 2.14:

          (a)  Sellers have taken (or will take prior to the Closing Date) all lawful steps necessary on the part of Sellers to cause the employees of Company listed on Schedule 2.14 (the "Retained Employees") to become employees of Purchaser, effective as of the Closing Date. Sellers have paid or made adequate provision to pay all wages and other compensation due through the Closing Date for all employees of Company, including accrued but unused vacation.

          (b)  In the conduct of the affairs of the Business, Sellers have complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor and employment practices, including those relating to terms and conditions of employment, wages, hours, and collective bargaining. Company has made all required payments of social security, unemployment and similar taxes.

          (c)  Except to the extent expressly provided herein, there are no, and in the past three years there have been no, material claims, grievances or arbitration proceedings, workers' compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment), governmental investigations, or administrative proceedings of any kind pending or, to the best knowledge of any Seller, threatened against or relating to Company, its employees or employment practices, or operations as they pertain to conditions of employment; nor is any Seller, subject to any order, judgment, decree, award, or administrative ruling arising from any such matter.

          (d)  No collective bargaining agreement is currently in existence or is being negotiated by Company.

          (e)  Company's contracts, if any, with temporary personnel agencies represent bona-fide, arms-length agreements and the personnel provided by such agencies are not Company's employees for purposes of any federal, state or local laws, including laws pertaining to tax withholding, provision of benefits or union representation, except as disclosed on Schedule 2.14.

        2.15    Environmental Laws.

          (a)  Except as disclosed on Schedule 2.15, (i) the Purchased Assets have been operated in compliance in all material respects with all applicable Environmental Laws, (ii) there has been no production, storage, Release, or disposal of any Hazardous Materials in any material quantity at, in, on under, about or from any of the Properties by or on behalf of Company or to Company's knowledge by any previous owner or tenant of the Properties, (iii) there has been no production, storage, Release or disposal of any Hazardous Materials in any material quantity by or on behalf of Company at any other site, (iv) there are no underground storage tanks or electrical equipment containing PCB's on the Properties, or any asbestos-containing materials on the Properties, and (v) no Governmental Entity or any other Person has issued to Company or commenced any notice of violation, notice to comply, compliance schedule, administrative or judicial complaint, enforcement action or lien with respect to alleged violations of Environmental Laws by or on behalf of Company or relating to the Properties, or any proceeding or inquiry with respect to any actual or alleged violation of any Environmental Law or any release or alleged release of a Hazardous Material by or on behalf of Company or relating to the Properties.

          (b)  "Environmental Law" shall mean all laws, federal, state or local, including statutes, regulations, rules, ordinances and orders which purport to regulate the Release of Hazardous Materials to the environment, or impose requirements relating to environmental protection or public or employee health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. Section 11001 et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq., the Federal Insecticide, Fungicide & Rodenticide Act, as amended, 7 U.S.C. Section 136 et seq., the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.

          (c)  "Hazardous Material(s)" shall mean any substance which is defined as a hazardous substance, hazardous material, hazardous waste, pollutant, contaminant or words of similar import under any Environmental Law, a petroleum hydrocarbon, including crude oil or any fraction thereof, hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or regulated pursuant to any Environmental Law.

          (d)  "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material).

          (e)  The Company does not ship to, or distribute its products in, any country outside the United States except pursuant to arrangements in which the Company's customers assume responsibility to comply with the environmental and safety laws of such country.

          (f)    No modification, revocation, reissuance, alteration, transfer or amendment of any environmental permits, or any review by, or approval of, any third party under any environmental permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of Company as currently conducted; and

          (g)  Company has not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental laws except, in the case of those assumed by operation of law, those assumed which in and of themselves (and irrespective of any contribution or indemnification rights) could not reasonably be expected to expose Company to liability in excess of $50,000.

        2.16    Taxes.    Except as set forth in Schedule 2.16 hereto, all federal, state, foreign and local tax returns and tax reports (including information returns) required to be filed by Company have been filed with the appropriate Governmental Entities in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are, in all material respects, complete, accurate and in accordance with all legal requirements applicable thereto; all federal, state, foreign and material local income, profits, franchise, sales, use, occupation, property, excise, withholding and other taxes, duties, charges and assessments (including interest and penalties) due from Company, have been fully paid or adequately provided for on the books and financial statements of Company in accordance with GAAP or are disclosed on Schedule 2.16 and are being contested in good faith by appropriate proceedings; the Company has not received any written notice or inquiry from the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in the foregoing clause (i) of any pending or threatened examination or audit which, individually or in the aggregate, if adversely decided against Company would reasonably be likely to have a Material Adverse Effect; no waivers of statutes of limitation have been given or requested with respect to Company, the federal and state tax returns of Company have been examined (or are no longer subject to examination) by the appropriate agency for all periods prior to and including the dates set forth on Schedule 2.16 for each category of tax return, and deficiencies asserted or assessments made as a result of examination by any taxing authorities have been fully paid or fully reflected on the books of Company. Company has not made an election under Section 341(f) of the Code.

        2.17    Accounts Receivable.    The Accounts Receivable were earned by performance in the ordinary course of business and, except as set forth on Schedule 2.17, are not subject to any material dispute.

        2.18    Customers and Suppliers.    Schedule 2.18 discloses, as of December 31, 1999, and December 31, 2000 the identity of each of Company's ten (10) largest Customers for the fiscal years then ended, and the amounts receivable from each such customer at the respective dates, and also discloses, as of August 15, 2001, the year-to-date sales for each Customer identified on Schedule 2.18, and the amount owing from such customer on such date. Except as disclosed on Schedule 2.18, Company has not received any written or, to the best knowledge of any Seller, any other notice that any Customer identified on Schedule 2.18 expects or intends that its future purchases from Company, as compared to its purchases in the year ended December 31, 2000, will decrease in any material respects.

        2.19    Inventories.    The inventories reflected on the Financial Statements, and thereafter acquired by Company through the Closing Date, taken as a whole, are in all material respects of a quality and quantity usable in the normal course of the business of Company. The values at which such inventories are carried on the Financial Statements reflect the normal inventory valuation policy of Company stating inventories at the lower of cost (on a first-in, first-out basis) or market. Schedule 2.19 lists all inventories of raw materials, finished goods, packaging supplies or ingredients owned or in the custody of Company ("Inventory") and, with respect to Inventory owned by or held for the account of a customer, identifies such customer and Inventory in reasonable detail, and specifies the location of such Inventory. Schedule 2.19 also identifies all Inventory that as of August 31, 2001 is more than 60 days old and is not allocated to an existing customer order requiring delivery within 90 days.

        2.20    Warranties.    Schedule 2.20 contains a copy of the Company's written warranty terms to its customers. Except as set forth on Schedule 2.20, Company has not given or made any other written or, to the knowledge of Sellers, oral warranties to any Person with respect to any products sold or services performed. Sellers have no written or, to their knowledge, other notice of a claim against Company, whether or not fully covered by insurance, for liability on account of products liability or on account of any express or implied warranty, except for warranty obligations and returns in the ordinary course of business consistent with past practice for which appropriate reserves have been reflected in the Financial Statements.

        2.21    Delivery of Documents.    Sellers have delivered to Purchaser true and correct copies of all documents, and any and all amendments to any such documents, referred to in this Agreement or in any Schedule delivered to Purchaser pursuant to this Agreement.

        2.22    No Finders or Brokers.    No Seller nor any of their respective Affiliates has entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Sellers as follows:

        3.1    Organization.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has full corporate power and authority to perform this Agreement.

        3.2    Authorization.    The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder have been duly authorized by the directors of Purchaser and no other corporate action or approval by Purchaser is necessary for the execution, delivery or performance of this Agreement by Purchaser. This Agreement has been duly executed and delivered by Purchaser, and is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and general principles of equity (whether considered in an action in equity or at law).

        3.3    No Conflict.    Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereunder nor the fulfillment by Purchaser of any of its terms will, except as described in Schedule 3.3:

          (a)  conflict with or result in a breach by Purchaser of, or constitute a default by it under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement or any other material contract, arrangement or agreement to which Purchaser is a party or to which a material portion of its assets is subject, (ii) Certificate of Incorporation or Bylaws of Purchaser, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Purchaser or which materially affects the Purchaser's ability to conduct its business;

          (b)  result in the creation or imposition of any lien, charge or Encumbrance of any nature whatsoever upon any material portion of the assets of Purchaser or which materially affects the Purchaser's ability to conduct its business as conducted prior to the date of this Agreement; or

          (c)  cause a loss or adverse modification of any permit, license, or other authorization granted by any Governmental Entity to or otherwise necessary or materially useful to Purchaser's business.

        3.4    No Finders or Brokers.    Purchaser has not entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby, except Stone Creek Capital and HarbourVest Partners, whose fees and expenses will be paid by Purchaser or its Affiliates.

ARTICLE IV

COVENANTS

        4.1    Confidentiality.

          (a)  Until the Closing, Purchaser shall treat in confidence all non-public documents, materials and other information which Purchaser shall have obtained regarding Company during the course of the negotiations leading to the transactions contemplated hereby, the investigation of Company and the preparation of this Agreement, and in the event the sale and purchase hereunder shall not be consummated, Purchaser shall return all copies of non-public documents and materials which have been furnished in connection therewith. However, nothing contained herein shall prohibit Purchaser hereto from:

            (i)    using such documents, materials and other information in connection with any action or proceeding brought or any claim asserted by Seller or Company hereto in respect of any breach of any representation, warranty or covenant made in or pursuant to this Agreement, or

            (ii)  supplying or filing such documents, materials or other information to or with any Governmental Entity or other Person which Purchaser and Seller deem reasonably necessary in connection with the obtaining of any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

          (b)  From and after the date hereof, each Seller shall treat, and shall cause each of its Affiliates to treat, in confidence all documents, materials and other information regarding Purchaser or Company or their respective Affiliates which are in his or its possession or control.

        4.2    Fulfillment of Conditions.

          (a)  Sellers will use all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by Sellers prior to or as of the Closing Date. Purchaser will use all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by Purchaser prior to or as of the Closing Date.

          (b)  Sellers will use all reasonable efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make all necessary filings in order to enable Sellers to consummate the transactions contemplated hereby. Purchaser will use all reasonable efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make all necessary filings in order to enable Purchaser to consummate the transactions contemplated hereby.

        4.3    Post-Closing Access by Sellers.    After the Closing, Purchaser shall cooperate with Sellers to the extent reasonably requested by Sellers, and shall make available to Sellers all financial, insurance, tax and other information of Purchaser (including reasonable access to books and records) regarding the Purchased Assets with respect to any fiscal period ending on or prior to the Closing Date to the extent reasonably required by Sellers in connection with (a) any audit or other investigation by any taxing authority, (b) the prosecution or defense of any claims or related litigation that might give rise to indemnification payments hereunder or (c) the preparation by Sellers of tax returns or any other reports or submissions to any Governmental Entity required to be made by Sellers; provided that such cooperation and availability of information do not unreasonably interfere with the normal business of Purchaser and provided, further, that Seller reimburses Purchaser for any necessary third-party expenses reasonably incurred to provide such information.

        4.4    Transition Period.    Sellers will cooperate with Purchaser in all reasonable respects to relocate the Purchased Assets from Company's facility in Connecticut to Purchaser's facility in New Jersey as promptly as possibly following the Closing. Such cooperation will include assisting Purchaser with proper installation of all machinery and equipment constituting Purchased Assets. Purchaser shall pay all costs associated with the removal and installation of the Purchased Assets, including expenses incurred in transporting the Purchased Assets.

        4.5    Retained Employees.    On the Closing Date, Purchaser shall offer employment to all of the Retained Employees in accordance with Purchaser's standard hiring practices, which includes verification by Purchaser of each Retained Employee's legal authority to work in the United States in accordance with all applicable federal, state and local laws, rules and regulations, and successful completion by each Retained Employee of a pre-employment physical and drug and alcohol screening. Purchaser's obligations under this Section 4.5 are conditioned upon Purchaser being satisfied, in its sole and absolute discretion, that all Retained Employees have satisfied Purchaser's hiring requirements as described above. Sellers shall retain all liabilities for payroll, withholding taxes, and all other obligations relating to employees of Company who are not hired by Purchaser following the Closing, and all liabilities and obligations relating to Retained Employees which arose out of or related to periods ending on or prior to the Closing Date.

        4.6    Amendment to Certificate of Incorporation of Company.    Promptly following the Closing, Sellers shall take all actions required to amend the Certificate of Incorporation of Company to change the corporate name of Company from "Dermal Sciences, Inc." to another available corporate name.

        4.7    Further Assurances.    Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and carry out the intent and the purposes of this Agreement, including executing and delivering all documents reasonably requested by Purchaser and its counsel for the purpose of transferring to Purchaser title to all of the Purchased Assets.

        4.8    Management Equity Purchase.    Following the Closing, but in any event no later than December 31, 2001, Outsourcing Services Group, Inc., parent company of Purchaser ("Parent"), will offer for purchase to Craig Berry shares of common stock, par value $0.001, of Parent at the then-current fair market value for such shares.

        4.9    Reimbursement for Facility Lease.    After Sellers have exhausted the Facility Payment through payment of all regular monthly expenses (including rent and other apportioned expenses as set forth in the Facility Lease) properly incurred by Sellers after the Closing Date in connection with the Facility Lease, Purchaser will reimburse Sellers for all additional regular monthly expenses properly incurred by Sellers with respect to the Facility Lease through June 30, 2002, the expiration date of the Facility Lease. Purchaser shall reimburse Sellers for such expenses within two (2) Business Days after Purchaser receives from Craig Berry proof of payment of such expenses. Notwithstanding the foregoing, Purchaser shall have no obligation to reimburse Sellers for expenses incurred under the Lease which arise out of the negligent or intentional wrongful acts of Sellers or any of their licensees and/or invitees on the Premises.

ARTICLE V

CONDITIONS OF CLOSING

        5.1    Conditions of Obligations of Purchaser.    The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Purchaser.

          (a)    Representations and Warranties; Performance of Obligations.    The representations and warranties of Sellers set forth in Article II hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct in all material respects as of the Closing Date. Sellers shall have performed in all material respects the agreements and obligations necessary to be performed by him or it under this Agreement prior to the Closing Date. This condition shall not be deemed unsatisfied if Seller delivers new, revised or updated Schedules to this Agreement; provided that no information on such Schedules is, in Purchaser's reasonable judgment, adverse to Company's or Purchaser's ability to operate its business following the Closing, or Company's financial condition or prospects, or to Purchaser's financing.

          (b)    Certificate and Deliveries by Seller.    Purchaser shall have received a certificate, dated the Closing Date, signed by Seller and by an officer of Company, certifying that the conditions specified in Section 5.1(a) have been fulfilled.

          (c)    No Injunction.    No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

          (d)    Financing.    Purchaser shall not have received from Purchaser's lenders any notice or claim that to consummate the transactions hereunder or to pay the Purchase Price, will constitute or result in a default under Purchaser's lending arrangements.

          (e)    Other Consents.    Purchaser and Sellers shall have received all other consents required to be obtained in connection with the consummation of the transactions contemplated hereunder.

          (f)    Instruments of Transfer.    Sellers shall have delivered to Purchaser possession of all Purchased Assets, and executed and delivered all documents purporting to transfer the Purchased Assets, including the Patent Assignment executed by Craig Berry and Kim Berry, a form of which is attached hereto as Exhibit 4; the Trademark Assignment, executed by Company, a form of which is attached hereto as Exhibit 5; the Bill of Sale; and all documents required to properly transfer Company's internet domain name to Purchaser. All certificates, instruments and documents delivered by Sellers in connection with the transactions contemplated hereby and necessary to evidence such transactions shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

          (g)    Employment and Non-Competition Agreement.    Purchaser shall have received an original Employment and Non-Competition Agreement, between Purchaser and Craig Berry, substantially in the form of Exhibit 6 hereto (the "Employment Agreement").

          (h)    Opinion of Counsel to Seller and Company.    Purchaser shall have received the opinion of Moshe Katlowitz, counsel to Sellers, dated the Closing Date, substantially in the form of Exhibit 7 hereto.

          (i)    Due Diligence.    Purchaser and its lenders shall have completed prior to Closing a due diligence investigation of the business, operations, condition (financial and otherwise) and prospects of Company, and the results of such investigation shall be satisfactory to Purchaser in its sole discretion and to its lenders. Unless Purchaser notifies Sellers, on or before the execution of this Agreement, that Purchaser is not satisfied, this condition shall be regarded as satisfied.

          (j)    No Material Adverse Change.    Purchaser shall be satisfied in its reasonable discretion that there has been no material adverse change after the date hereof in the business, operations, condition (financial or otherwise) or prospects of Company since December 31, 2000.

          (k)    Schedules.    All required Schedules shall have been delivered to Purchaser and its lenders, and shall have been acceptable to Purchaser in its sole reasonable discretion.

          (l)    Escrow.    The Escrow Agreement shall have been executed and delivered.

        5.2    Conditions of Obligations of Sellers.    The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Sellers:

          (a)    Representations and Warranties; Performance of Obligations.    The representations and warranties of Purchaser set forth in Article III hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct in all material respects as of the Closing Date. Purchaser shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

          (b)    Certification by Purchaser.    Sellers shall have received a certificate, dated the Closing Date, signed by an officer of Purchaser, certifying that the conditions specified in Section 5.2(a) have been fulfilled.

          (c)    No Injunction.    No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

          (d)    Ancillary Documents.    Craig Berry shall have received an original Employment Agreement, duly executed by Purchaser, and Sellers shall have received the Bill of Sale and Escrow Agreement executed by Purchaser.

          (e)    Opinion of Counsel to Purchaser.    Sellers shall have received the opinion of Paul, Hastings, Janofsky & Walker, counsel to Purchaser, dated the Closing Date, substantially in the form of Exhibit 8 hereto.

          (f)    Purchase Price.    Sellers shall have received (i) the Closing Date Payment, (ii) the Campus Lease Payment, and (iii) the Facility Lease Payment, as provided in Section 1.5.

ARTICLE VI

CLOSING DATE AND TERMINATION OF AGREEMENT

        6.1    Closing Date.    The closing for the consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by Seller and Purchaser, take place at the New York offices of Paul, Hastings Janofsky & Walker LLP, on the date (the "Closing Date") on which each condition set forth in Article V is satisfied or waived.

        6.2    Termination of Agreement.    This Agreement may be terminated and abandoned at any time prior to the Closing Date:

          (a)  by Purchaser or Sellers if, without fault of such terminating party, the Closing shall not have been consummated on or before November 15, 2001;

          (b)  By Purchaser if there has been a material breach by any Sellers of the representations, warranties or covenants contained in this Agreement, which breach either cannot be cured or is not being cured to the satisfaction of Purchaser; or

          (c)  By Sellers if there has been a material breach by Purchaser of the representations and warranties contained in this Agreement, which breach either cannot be cured or is not being cured to the satisfaction of Sellers.

        6.3    Effect of Termination.    In the event of termination of this Agreement as provided in Section 6.2, notice thereof shall be promptly given by the terminating party to the other parties and thereafter this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Purchaser or Sellers or any of their respective Affiliates (a) except that Section 4.1 shall remain in full force and effect, and (b) nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant herein or damages resulting therefrom.

ARTICLE VII

INDEMNIFICATION

        7.1    Indemnification by Sellers.

          (a)  Subject to the provisions of Sections 7.1(b) and 7.3 below, Sellers shall indemnify Purchaser and its Affiliates including, without limitation, Company, and each of their respective stockholders, officers, directors, employees and representatives (each, a "Purchaser Indemnitee") against, and hold each Purchaser Indemnitee harmless from, any and all loss, damage, liability, payment, and obligation, and all expenses, including without limitation reasonable legal fees (collectively "Losses"), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, such Purchaser Indemnitee after the Closing Date resulting from, related to or arising out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by any Seller in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder; (ii) the operation of the Purchased Assets through the Closing Date; (iii) the Excluded Assets or Excluded Liabilities; and (iv) all other obligations or liabilities based upon or arising out of the conduct of the Business by Sellers prior to the Closing. The obligations of Sellers under this Article VII shall be joint and several, with the exception of Kim Berry whose obligations shall be limited to her interest in the Escrow Deposit.

          (b)  No Purchaser Indemnitee shall be entitled to indemnification pursuant to this Section 7.1 in respect of an inaccuracy in or breach of any representation or warranty (other than with respect to the representations and warranties in Sections 2.2 (Authorization) and Section 2.6 (Property, Leases and Liens), and with respect to any breach or inaccuracy of any representation or warranty actually known or intended by any Seller prior to Closing, which shall not be subject to the Selllers' Basket or the Sellers' Cap), until such time as the Losses of all Purchaser Indemnitees exceed Fifty Thousand Dollars ($50,000) ("Sellers' Basket") in the aggregate; provided that all claims by Purchaser Indemnitees for indemnification shall accrue in the aggregate until the Losses of all Purchaser Indemnitees exceed the Sellers' Basket and thereupon Sellers shall become obligated to indemnify the Purchaser Indemnitees only for the amount by which all such claims exceed Sellers' Basket. In no event shall Sellers' indemnification obligations in this Section 7.1 exceed an aggregate of Five Hundred Thousand Dollars ($500,000) ("Sellers' Cap").

          (c)  Each Purchaser Indemnitee shall promptly give written notice to Sellers of the assertion by any Person of any claim, action, suit or proceeding with respect to which Sellers is obligated to provide indemnification hereunder; provided, however, that the rights of a Purchaser Indemnitee to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Sellers in the defense of such third party claim. Amounts due with respect to Losses covered by this Section 7.1 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred, subject to the provisions of Section 7.1(b). Sellers shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of their choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against a Purchaser Indemnitee that is subject to indemnification by Sellers hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Sellers hereunder; provided, that each Purchaser Indemnitee shall have the right and option to participate in, but not control, the defense of such action at its own expense; and provided, further, that, (i) if Sellers elect not to defend any such action or (ii) if a Purchaser Indemnitee shall have defenses not available to Sellers and if counsel to Purchaser shall advise in a written opinion that common representation is not appropriate, then such Purchaser Indemnitee shall be entitled, at its option through counsel of its choice, but at Sellers' expense, to assume and control the defense of such action. Neither Sellers, on the one hand, nor any Purchaser

  Indemnitee, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of such Purchaser Indemnitee or Sellers, as the case may be, which consent shall not be unreasonably withheld.

        7.2    Indemnification by Purchaser.

          (a)  Subject to the provisions of Sections 7.2(b) and 7.4 below, Purchaser shall indemnify Sellers and their Affiliates and each of their respective stockholders, officers, directors, employees and representatives (each a "Seller Indemnitee") against, and hold each Seller Indemnitee harmless from, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly, by or sought to be imposed upon, such Seller Indemnitee resulting from, related to or arising out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder, and (ii) operation of the Business following the Closing Date, including assumption of the Assumed Liabilities and operation of the Purchased Assets.

          (b)  No Seller Indemnitee shall be entitled to indemnification pursuant to this Section 7.2 in respect of an inaccuracy in or breach of any representation or warranty, until such time as the Losses of all Seller Indemnitees exceed Fifty Thousand Dollars ($50,000) ("Purchaser's Basket") in the aggregate; provided that all claims by Seller Indemnitees for indemnification shall accrue in the aggregate until the Losses of all Seller Indemnitees exceed the Purchaser's Basket and thereupon Purchaser shall become obligated to indemnify the Seller Indemnitees only for the amount by which all such claims exceed Purchaser's Basket. In no event shall Purchaser's indemnification obligations in this Section 7.2 in the aggregate exceed Five Hundred Thousand Dollars ($500,000) ("Purchaser's Cap").

          (c)  Each Seller Indemnitee shall promptly give written notice to Purchaser of the assertion by any Person of any claim, action, suit or proceeding with respect to which Purchaser is obligated to provide indemnification hereunder; provided, however, that the rights of a Seller Indemnitee to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Purchaser in the defense of such third party claim. Amounts due with respect to Losses covered by this Section 7.2 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred, subject to the provisions of Section 7.2(b), if applicable. Purchaser shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against a Seller Indemnitee that is subject to indemnification by Purchaser hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Purchaser hereunder; provided, that each Seller Indemnitee shall have the right and option to participate in, but not control, the defense of such action at its own expense; and provided, further, that if Purchaser elects not to defend any such action or if a Seller Indemnitee shall have defenses not available to Purchaser and if counsel to Seller shall in a written opinion advise that common representation is not appropriate, then such Seller Indemnitee shall be entitled, at its option through counsel of its choice, but at Purchaser's expense, to assume and control the defense of such action. Neither any Seller Indemnitee, on one hand, nor Purchaser, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of such Seller Indemnitee or Purchaser, as the case may be, which consent shall not be unreasonably withheld.

        7.3    Indemnity for Taxes, Environmental Matters, and Patent Infringement Claims.

          (a)  Notwithstanding Section 7.1, there shall be no minimum amount, and no maximum liability, with respect to indemnification for Taxes. Sellers shall indemnify the Purchaser Indemnitees from and against any liability for Taxes relating to the Business based upon or arising out of matters prior to the Closing. Purchaser shall indemnify Sellers from and against all Tax liability relating to the Purchased Assets based upon or arising from matters following the Closing.

          (b)  Notwithstanding Section 7.1, there shall be no minimum amount, and no maximum liability, with respect to indemnification for environmental matters. Sellers shall indemnify the Purchaser Indemnitees from and against any liabilities arising out of, based upon or relating to environmental matters or conditions which first existed or occurred prior to the Closing. The provisions of this Section 7.3(b) shall apply regardless of whether such matters were disclosed to Purchaser prior to the Closing Date. Purchaser shall indemnify Seller Indemnitees from and against any liabilities arising out of, based upon or relating to environmental matters or conditions which first exist or occur following the Closing Date.

          (c)  Notwithstanding any limitations of or exceptions stated in this Article 7, Sellers shall indemnify the Purchaser Indemnitees from and against any and all Losses related to, and Purchaser shall not assume any liability for, any claims by third parties, whether pending or threatened, that the patents held by the Sellers on the Closing Date which constitute part of the Purchased Assets infringe upon, or violate in any manner, such third party's intellectual property rights (even if such claims are disclosed). The obligations of the Sellers under this Section 7.3(c) shall survive the Closing for a period of five (5) years.

        7.4    Survival of Representations and Warranties; Reliance.

          (a)  All representations and warranties contained herein or made pursuant hereto shall survive the Closing hereunder until the second anniversary thereof, except that the representations and warranties in Section 2.2 (Authorization) shall never expire and that the representations and warranties in Section 2.12 (Proprietary Information and Rights), Section 2.13 (Employee Benefits), Section 2.15 (Environmental Laws) and Section 2.16 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations; provided however, that the representations and warranties in Section 2.12 (Proprietary Information and Rights) applicable to patents and patent applications shall survive the Closing until the expiration of the life of such patent or the life of any patent issued on such patent application. The expiration of any representation and warranty shall not affect any claim for indemnification made prior to the date of such expiration.

          (b)  The representations and warranties made by any party in this Agreement or in any agreement, certificate, schedule or exhibit delivered in connection with this Agreement may be fully and completely relied upon by each other party unless the party seeking to avoid such representation or warranty can demonstrate that the investigation made by or on behalf of such other party actually revealed or disclosed the inaccuracy in question.

        7.5    Payments from Escrow.    Any amount due from Sellers pursuant to Sections 7.1 or 7.3 may be claimed by Purchaser pursuant to the Escrow Agreement, but the amounts held in escrow shall not be the exclusive source of indemnification.

        7.6    Indemnification Exclusive.    Absent common law fraud or intentional misrepresentation, the indemnification provisions of this Article 7 shall be the exclusive remedy for breach of any representation or warranty contained in this Agreement.

ARTICLE VIII

MISCELLANEOUS

        8.1    Further Actions.    From time to time, as and when requested by Purchaser, Sellers shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as Purchaser may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver to

Purchaser, and its successors and assigns, effective as of the Closing, possession of and all rights to the Purchased Assets (or to evidence the foregoing) and to consummate and give effect to the other terms and conditions of this Agreement and all other documents executed simultaneously herewith.

        8.2    Expenses.    Except as otherwise specifically provided herein, Sellers, on the one hand, and Purchaser, on the other hand, shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions hereunder. Nothing in this Section 8.2 shall prohibit either party from recovering expenses as part of the damages for a breach of this Agreement

        8.3    Entire Agreement.    This Agreement, which includes the Appendix, the Schedules and the Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contain the entire agreement between the parties hereto with respect to the transactions described in this Agreement and supersedes all prior arrangements, agreements and understandings, whether oral or in writing, with respect thereto.

        8.4    Descriptive Headings.    The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        8.5    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, return receipt requested, or (c) sent by overnight courier with a nationally recognized courier, or (d) via facsimile with a confirmation sent in any of the manners set forth in (a)-(c) of this Section, as follows:

If to Sellers:	Craig Berry 2 Taylor Lane Westport, Connecticut 06880 Facsimile: ( ) -
with a copy to:	Law Offices of Moshe Katlowitz Attention: Moshe Katlowitz 342 Madison Avenue, Suite 1820 New York, NY 10173 Facsimile: (212) 271-7601
If to Purchaser:	Acupac Packaging, Inc. Attention: Ken Beck 25 Commerce Drive Allendale, NJ 07401 Facsimile: (201) 785-9635
with a copy to:	Paul, Hastings, Janofsky & Walker LLP Attention: Peter J. Tennyson 695 Town Center Drive, Seventeenth Floor Costa Mesa, CA 92626 Facsimile: (714) 979-1921

If sent by mail, notice shall be considered delivered five (5) Business Days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.

        8.6    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the choice of law principles thereof). Any action, suit or other proceeding initiated by Sellers or Purchaser against any other party under or in connection with this Agreement may be brought in any Federal or state court in the State of New York, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Sellers and Purchaser hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

        8.7    Assignability.    This Agreement shall not be assignable by any party without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that:

          (a)  any or all rights of Purchaser to receive the performance of the obligations of Sellers hereunder (but not the obligations of Purchaser to Sellers hereunder) and rights to assert claims against Sellers in respect of any inaccuracy in or breach of any representations, warranties or covenants of Sellers hereunder, may be assigned by Purchaser to a direct or indirect subsidiary of Purchaser, and

          (b)  Purchaser may assign to any bank, insurance company or other financial institution providing financing or extending credit to Purchaser or Company any or all of its rights to assert claims against any Seller in respect of any inaccuracy in or breach of representations, warranties or covenants under this Agreement, but any assignee of such rights under clause (a) or clause (b) shall take such rights subject to any defenses, counterclaims and rights of set-off to which any Seller might be entitled under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

        8.8    Waivers and Amendments.    Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

        8.9    Third Party Rights.    Notwithstanding any other provision of this Agreement, and except as expressly provided in Sections 7.1 or 7.2 hereof or as permitted pursuant to Section 8.7 hereof, this Agreement shall not create benefits on behalf of any shareholder or employee of Purchaser or Company, or any other Person (including without limitation any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

        8.10    Public Announcements.    Purchaser and Sellers will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and neither Purchaser, nor any Seller shall issue any such press release or make any such public statement without the prior approval of the other parties both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement is required as a matter of law.

        8.11    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The parties hereto agree that for purposes of this section, facsimile signatures shall be accepted as if they were originals.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

"Purchaser"
ACUPAC PACKAGING, INC.
By:	/s/ PERRY MORGAN Name: Perry Morgan Title: Chief Financial Officer
"Company"
By:	/s/ CRAIG J. BERRY Name: Craig J. Berry Title: President
"Sellers"
/s/ CRAIG J BERRY Craig J. Berry
/s/ KIM R. BERRY Kim R. Berry

APPENDIX A

Definitions

        Capitalized terms in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

        Affiliate: With respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        Business Day: Any day that is not a Saturday, Sunday, or a day on which commercial banks in New York, New York are permitted or required by law to be closed.

        Encumbrance: Any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.

        Funded Debt: Bank loans and any other interest bearing debt obligation, capital leases, outstanding letters of credit, bankers acceptances, past due trade payables, customer deposits and deferred revenue.

        GAAP: Generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of `Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports"'issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

        Governmental Entity: Any nation or any state, commonwealth, territory, possession or tribe and any political subdivision, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing.

        Indebtedness: With respect to any Person (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred Purchase Price of property or services if the Purchase Price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

        "Knowledge" of the Company or statements about facts or circumstances recognized by the Company shall refer to the actual knowledge, after such inquiry of Company personnel and review of Company records (but without independent inquiry) as they deem appropriate, of Craig Berry and Christopher Smith.

        Material Adverse Effect: A material adverse effect on the business, operations, condition (financial or otherwise) or prospects of Company.

        Person: An individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

        Purchaser's Accountants: Deloitte & Touche, LLP

        Sellers' Accountants: Gelfand and Solek

        Subsidiary: With respect to any Person, any other Person whose voting securities or other ownership interests directly or indirectly are owned by such Person.

        Tax: Any and all license and registration fees, taxes (including, without limitation, income, minimum or alternative minimum tax, gross receipts, ad valorem, value added, environmental tax, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, payroll, franchise, transfer, fuel, excess profits, occupational, interest equalization and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Entity, together with any and all penalties, fines, additions to tax and interest thereon, whether or not such Tax shall be existing or hereafter adopted.

        Other Definitions: The following terms have the meanings ascribed to them in the Sections noted:

Section
Accounts Receivable	1.1(h)
Adjustment Amount	1.3(a)(iii)
Agreement	Recitals
Allocations	1.6
Assumed Contracts	1.1(b)
Assumed Liabilities	1.3
Authorizations	2.8(a)
Benefit Plans	2.13(a)
Bill of Sale	1.1(b)
Business	Recitals
Business Rights	2.12
Campus Lease Payment	1.5(b)
Closing	6.1
Closing Date	6.1
Closing Date Payment	1.2
COBRA	2.13(e)
Company	Recitals
Customers	1.1(a)
Earn-Out Payment	1.8
Escrow Agreement	1.9
Employment Agreement	5.1(i)
Environmental Law	2.15(b)
ERISA	2.13(a)
Excluded Assets	1.2
Excluded Liabilities	1.4

2

Facility Lease	1.5(b)
Facility Payment	1.5(b)
Fleet Lease	1.3(iii)
Financial Statements	2.4(a)
Furniture & Equipment	1.1(g)
Hazardous Materials	2.15(c)
Independent Accountants	1.7(d)
Inventory	2.19
Losses	7.1(a)
Marketing Agreement	Recitals
Marketing Deposit	Recitals
Net Assets Adjustment	1.7(a)(i)
Parent	4.8
Payment Date	1.8
Premises	1.5(b)
Properties	2.6(a)
Purchase Price	1.2
Purchased Assets	1.1
Purchaser	Recitals
Purchaser Indemnitee	7.1(a)
Purchaser's Basket	7.2(b)
Purchaser's Cap	7.2(b)
Release	2.15(d)
Retained Employees	2.14(a)
Seller Indemnitee	7.2(a)
Sellers	Recitals
Sellers' Basket	7.1(b)
Sellers' Cap	7.1(b)
Working Capital Adjustment	1.7(a)(ii)

3

EXHIBIT 1

Bill of Sale/Assignment and Assumption

EXHIBIT 2

Earn-Out Payment Model

        The following outlines the formula to determine the timing and financial hurdles to be achieved to pay the Earn-Out Payment as defined in Section 1.8

Earn-Out Amount:    The maximum Earn-Out Payment is $750,000.00.

Payment Date:    A date on which Purchaser must make an Earn-Out Payment to the Seller, as determined in Section 1.8.

Timing:    The Earn-Out is intended to be paid over three years in equal annual installments of $250,000.00 subject to the following formula.

Basis for Earn-Out Payment:    The Earn-Out Payment model is predicated on achievement of a sustainable and growing Fill Fee while maintaining a ratio of Gross Profit to Fill Fee of not less than 40% beginning with a basis of a projected year 2001 Fill Fee of $2,087,000.00. Fill Fee is defined as Dermal's sales less direct cost of raw materials and components applicable to such sales (including packaging and similar materials). Gross Profit is Fill Fee less the cost of direct labor (including taxes and fringe benefits) and all manufacturing overhead applicable to such Fill Fee. Fill Fee and Gross Profit shall be determined using generally accepted accounting principles applied consistently with Purchaser's audit financial statements.

Earn-Out Payment Formula:

  Year 1—Full Year Ended December, 2002—If year 1 Fill Fee = $2,400,000 ($2,087,000 times a factor of 1.15) and the ratio of Gross Profit to Fill Fee is not less than 40%, then $250,000 shall be paid on the first Payment Date. If Fill Fee of $2,400,000 is not achieved, or if Gross Profit is less than 40% the year 1 payment is held for potential payment in year 2 subject to the formula in year 2.

  Year 2—Full Year Ended December, 2003—If year 2 Fill Fee = $2,750,000 ($2,087,000 times a factor of 1.3177), and the ratio of Gross Profit to Fill Fee is not less than 40%, then $250,000 plus any unpaid Year 1 Earn-Out Payment is due on the second Payment Date. If Fill Fee of $2,750,000 is not achieved, or if gross profit is less than 40%, any unpaid Earn-Out Payments for year 2 and year 1, if it remains unpaid, will be held for potential payment subject to the formula in year 3.

  Year 3—Full Year Ended December, 2004—If year 3 Fill Fee = $3,170,000 ($2,087 times a factor of 1.5189), and the ratio of Gross Profit to Fill Fee is not less than 40%, then $250,000 plus any unpaid year 1 and year 2 Earn-Out Payment is due on the third and final Payment Date. If year 3 Fill Fee is less than $3,170,000 or Gross Profit is less than 40%, then no further Earn-Out Payment is due or payable.

EXHIBIT 3

Form of Escrow Agreement

EXHIBIT 4

Form of Patent Assignment

EXHIBIT 5

Form of Trademark Assignment

EXHIBIT 6

Form of Employment Agreement

EXHIBIT 7

Opinion of Counsel to Sellers

EXHIBIT 8

Opinion of Counsel to Purchaser

QuickLinks

  Exhibit 10.36
ASSET PURCHASE AGREEMENT
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
ARTICLE I GENERAL
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE IV COVENANTS
ARTICLE V CONDITIONS OF CLOSING
ARTICLE VI CLOSING DATE AND TERMINATION OF AGREEMENT
ARTICLE VII INDEMNIFICATION
ARTICLE VIII MISCELLANEOUS
APPENDIX A Definitions
EXHIBIT 1 Bill of Sale/Assignment and Assumption
EXHIBIT 2 Earn-Out Payment Model
EXHIBIT 3 Form of Escrow Agreement
EXHIBIT 4 Form of Patent Assignment
EXHIBIT 5 Form of Trademark Assignment
EXHIBIT 6 Form of Employment Agreement
EXHIBIT 7 Opinion of Counsel to Sellers
EXHIBIT 8 Opinion of Counsel to Purchaser